As filed with the Securities and Exchange Commission on August 19, 2020

Registration No. 333-237416

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	62-1216058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

211 Commerce Street, Suite 300 Nashville, Tennessee	37201
(Address of Principal Executive Offices)	(Zip Code)

Franklin Financial Network, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan

(Full title of the plan)

Christopher T. Holmes

President and Chief Executive Officer

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 564-1212

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $1.00 per share	118,776(2)	N/A	N/A	N/A

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $1.00 per share, of FB Financial Corporation (the “Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents shares of Common Stock issuable under outstanding restricted stock and restricted stock unit awards granted under the Franklin Financial Network, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan (the “2017 Plan”). All such awards granted under the 2017 Plan were assumed by the Registrant in connection with the merger of Paisley Acquisition Corporation, a Tennessee corporation and a direct, wholly-owned subsidiary of the Registrant (“Merger Sub”), with and into Franklin Financial Network, Inc. on August 15, 2020.

(3)

The proposed maximum offering price was calculated and all the filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form S-4 (File No. 333-237416) filed with the Commission on March 27, 2020, as amended by Amendment No. 1 filed on April 29, 2020 (the “Form S-4”), which became effective on May 1, 2020 and to which this is Post-Effective Amendment No. 1.

EXPLANATORY NOTE

FB Financial Corporation (the “Company” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-237416) filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2020, as amended by Amendment No. 1 filed on April 29, 2020, which the Commission declared effective on May 1, 2020, by filing this Post-Effective Amendment on Form S-8 (this “Registration Statement,” or “Post-Effective Amendment No. 1”).

The Registrant filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of January 21, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among Franklin Financial Network, Inc., a Tennessee corporation (“Franklin”), the Registrant and Paisley Acquisition Corporation, a Tennessee corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), pursuant to which, effective as of August 15, 2020, Merger Sub merged with and into Franklin, with Franklin as the surviving company in the Merger as a wholly owned subsidiary of the Registrant.

Pursuant to the terms of the Merger Agreement and at the effective time of the Merger (the “Effective Time”), each Franklin restricted stock award and Franklin restricted stock unit award granted on or after December 31, 2019 and outstanding as of immediately prior to the Effective Time, was converted into a restricted stock award or restricted stock unit award, respectively, of the Registrant (the “FB Financial Awards”), with the number of underlying shares of each such Franklin restricted stock awards and Franklin restricted stock unit awards adjusted to reflect the Stock Award Exchange Ratio (as defined in the Merger Agreement).

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 118,776 shares of FB Financial Corporation common stock, par value $1.00 per share, issuable upon the vesting or settlement, as applicable, of the FB Financial Awards under the 2017 Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Post-Effective Amendment No. 1 in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and in the introductory note to Part I of the Form S-8 instructions. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that was filed with the SEC on March 13, 2020 (the “Annual Report”);

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 (filed with the SEC on May 11, 2020) and June 30, 2020 (filed with the SEC on August 10, 2020);

(c)

The information specifically incorporated by reference into the Annual Report from the Company’s Definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders that was filed with the SEC on March 17, 2020;

(d)

The Company’s Current Reports on Form 8-K that were filed with the SEC on January 21, 2020 (relating to Item 8.01), January  24, 2020, February 3, 2020, February 5, 2020, February 19, 2020, April 24, 2020 (except for Item 7.01 and Exhibit 99.1), April  29, 2020, May  5, 2020 (relating to Item 5.07), June 16, 2020;

(e)

The description of the Common Stock contained in the Registration Statement on Form 8-A (File Number 001-37875) filed with the SEC on September 12, 2016, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders as described above and is not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that the Company may file or furnish with the SEC, unless otherwise specified in such current report or in such form. The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Tennessee Business Corporation Act

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

The Company’s amended and restated charter and amended and restated bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expenses reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. In addition, the Company has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

In addition, the Company’s amended and restated charter provides that its directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director of the Company, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Company’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Amended and Restated Charter of FB Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A (File No. 333-213210), filed on September 6, 2016)

4.2	Amended and Restated Bylaws of FB Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.3	Shareholders’ Agreement (incorporated by reference to Exhibit 10.12 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.4	First Amendment to Shareholder’s Agreement, dated as of January 21, 2020 (incorporated by reference to Exhibit 10.1 the Company’s Form 8-K filed on January 24, 2020)

Exhibit Number	Exhibit

4.5	Registration Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.6	Franklin Financial Network, Inc. Amended and Restated 2017 Omnibus Equity Incentive (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-36895) filed by Franklin Financial Network, Inc. with the Securities and Exchange Commission on April 13, 2018)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares to be registered (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to FB Financial Corporation’s Registration Statement on Form S-4 (File No. 333-237416), filed on April 29, 2020)

23.1	Consent of RSM US LLP, former independent registered public accounting firm of FB Financial Corporation*

23.2	Consent of Crowe LLP, independent registered public accounting firm of FB Financial Corporation*

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed as an exhibit to the original registration statement on Form S-4, filed on March 27, 2020, to which this is an amendment)

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information is the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) and that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 19th day of August, 2020.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Christopher T. Holmes
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title
*	Executive Chairman of the Board

/s/ Christopher T. Holmes	Director, President and Chief Executive Officer
Christopher T. Holmes	(Principal Executive Officer)

/s/ Michael M. Mettee	Interim Chief Financial Officer
Michael M. Mettee	(Principal Financial Officer)

/s/ Lisa M. Smiley	Corporate Controller
Lisa M. Smiley	(Principal Accounting Officer)

*	Director
William F. Andrews

* J. Jonathan Ayers	Director

* William F. Carpenter III	Director

*	Director
Agenia W. Clark

* James L. Exum	Director

* Orrin H. Ingram	Director

*	Director
Raja J. Jubran

*	Director
Emily J. Reynolds

*By:	/s/ Christopher T. Holmes
Christopher T. Holmes, Attorney-in-Fact
August 19, 2020

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Charter of FB Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A (File No. 333-213210), filed on September 6, 2016)

4.2	Amended and Restated Bylaws of FB Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.3	Shareholders’ Agreement (incorporated by reference to Exhibit 10.12 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.4	First Amendment to Shareholder’s Agreement, dated as of January 21, 2020 (incorporated by reference to Exhibit 10.1 the Company’s Form 8-K filed on January 24, 2020).

4.5	Registration Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-37875), filed on November 14, 2016)

4.6	Franklin Financial Network, Inc. Amended and Restated 2017 Omnibus Equity Incentive (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K (File No. 001-36895) filed by Franklin Financial Network, Inc. with the Securities and Exchange Commission on April 13, 2018)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares to be registered (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to FB Financial Corporation’s Registration Statement on Form S-4 (File No. 333-237416), filed on April 29, 2020)

23.1	Consent of RSM US LLP, former independent registered public accounting firm of FB Financial Corporation*

23.2	Consent of Crowe LLP, independent registered public accounting firm of FB Financial Corporation*

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed as an exhibit to the original registration statement on Form S-4, filed on March 27, 2020, to which this is an amendment).

*	Filed herewith